Exhibit 10.10(b)
FIRST AMENDMENT
TO THE
VWR INTERNATIONAL, INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN
TRUST AGREEMENT
          WHEREAS, VWR International, Inc. and Wells Fargo Bank, N.A. (the “Trustee”) entered into a Trust Agreement (the “Agreement”) under the VWR International, Inc. Nonqualified Deferred Compensation Plan (the “Plan”) on May 1, 2007; and
          WHEREAS, a “Change of Control” of VWR International, Inc., as defined in Section 13.4 of the Agreement, occurred on June 29, 2007; and
          WHEREAS, in connection with such Change of Control, VWR International, Inc. was converted to a limited liability company in accordance with Delaware law and renamed VWR International, LLC (the “Company”); and
          WHEREAS, the Company and the Trustee desire to amend the Agreement in order to reflect such conversion and to revise the provisions of the Agreement relating to the effect of a Change of Control; and
          WHEREAS, under Section 12.4 of the Plan, the Agreement cannot be amended on or after the date of a Change of Control without the consent of all Plan participants and beneficiaries of deceased participants, with certain irrelevant exceptions;
          NOW, THEREFORE, subject to the consent of all Plan participants (there being no deceased participants), the Company and the Trustee hereby amend the Agreement as follows:
1.	Effective on and after June 29, 2007, the term “Company” is redefined to mean VWR International, LLC.
2. Effective May 1, 2007, Section 13.4 of the Plan is amended to read as follows:
          Section 13.4 For purposes of this Trust, “Change of Control” shall mean a “change in control event” as defined in Treasury regulations or other guidance issued pursuant to Code §409A, provided that:
               (1) An event shall not be treated as a Change of Control if the Company or its successor enters into a binding written agreement in connection with such change in control event to continue the Plan and Trust Agreement in effect in accordance with their terms immediately prior to such change in control event (except to the extent required by applicable law) for a period of 10 years following such change in control event. If, prior to the end of such period, the Company or its successor fails to continue the Plan and Trust Agreement in effect pursuant to such agreement, a Change of Control shall be deemed to occur on the date such failure first occurs.

               (2) An event shall not be treated as a Change in Control with respect to any amounts deposited by the Company to the Trust after the date of such event, in accordance with the terms of the Plan, in connection with benefits which accrue under the Plan after the date of such event and which do not become payable under the Plan as a result of such event (as adjusted for earnings and losses).
          IN WITNESS WHEREOF, the Company and the Trustee have caused this First Amendment to the Agreement to be executed by individuals thereunto duly authorized as of the day and year first above written.

VWR INTERNATIONAL, LLC	WELLS FARGO BANK, N.A., Trustee

By:	By:

Title:	Title: